Exhibit 10.2
     EXECUTION COPY
MERGER
AGREEMENT
by
and
among
VCA ANTECH, INC.,
SNOW MERGER ACQUISITION, INC.,
and
PET DRX CORPORATION
Dated as of June 2, 2010

i

Section 8.7. Counterparts	23
Section 8.8. Headings	23
Section 8.9. Governing Law	23
Section 8.10. Amendments and Waivers	23
Section 8.11. Severability	23
Section 8.12. Expenses	23
Section 8.13. Construction	24
Section 8.14. Remedies	24
Section 8.15. Electronic Signatures	24

ii

Exhibits
Exhibit A Sample Computation of Adjusted Net Working Capital
Exhibit B Form of Closing Statement
Exhibit C Form of Merger Certificate
Exhibit D Form of Company’s Officers’ Certificate
Exhibit E Form of Company’s Secretary’s Certificate
Exhibit F Form of Parent’s Secretary’s Certificate
Exhibit G Letter of Transmittal
Exhibit H Form of Press Release

Schedules
Schedule A Management Bonuses
Schedule B Company Subsidiaries

iii

MERGER AGREEMENT
     This Merger Agreement (this “Agreement”), dated as of June 2, 2010, is by and among (i) Snow Merger Acquisition, Inc., a Delaware corporation (“Merger Sub”), (ii) VCA Antech, Inc., a Delaware corporation (“Parent”), and (iii) Pet DRx Corporation, a Delaware corporation (“Company”).
BACKGROUND:
     A. The Company and Parent jointly desire that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”), in accordance with this Agreement’s terms and conditions.
     B. Pursuant to the Merger all of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share (the “Company Common Stock”) will be converted into the right to receive cash.
     C. Concurrently with entering into this Agreement, Parent, Merger Sub, the Company and certain stockholders (the “Sellers”)of the Company are executing and delivering a Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which Merger Sub will acquire all Company Common Stock and options and warrants exercisable into shares of Company Common Stock beneficially owned by the Sellers (the “Equity Purchase”) prior to the consummation of the Merger, all in accordance with the terms and conditions of the Stock Purchase Agreement.
     D. The board of directors of the Company has (i) determined that the transactions contemplated by this Agreement and the Stock Purchase Agreement are fair to, and in the best interests of, the Company and its Stockholders, (ii) has approved and adopted this Agreement and the Stock Purchase Agreement and the Transactions (as defined herein) contemplated hereby and thereby and (iii) has recommended the approval and adoption of this Agreement and the Merger by the Stockholders of the Company.
     E. Concurrently with the execution of this Agreement, stockholders owning a majority of the issued and outstanding shares of Company Common Stock have executed a written consent approving the adoption of this Agreement, and the consummation of the Merger and the other Transactions contemplated herein (the “Stockholder Consent”).
AGREEMENT:
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and of the representations, warranties, and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I.
DEFINITIONS
     “2009 Financial Statements” means the audited consolidated balance sheets of the Acquired Entities as of December 31, 2009, audited consolidated statements of income, changes in stockholders’ equity and cash flows for the Acquired Entities for the fiscal year ended December 31, 2009, including the notes thereto, with the report thereon of Singerlewak LLP independent certified public accountants all as filed with the SEC as part of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
     “Acquired Entities” means the Company and each of the Company Subsidiaries.
     “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or an Affiliate of Parent) for (i) a merger, acquisition consolidation, purchase or similar transaction involving any equity security of the Company or (ii) the acquisition (other than an acquisition by Parent or an Affiliate of Parent) of all or substantially all of the assets of the Company.
     “Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.
     “Adjusted Current Assets” means the net book value of all of the assets of the Acquired Entities as of 12:01 a.m. (PST) on the Equity Closing Date, that would be classified as “current assets” under GAAP, the net book value of which shall be determined using the same accounting methods, policies, practices, principles and procedures with consistent classifications that were used in the preparation of the 2009 Financial Statements: which assets shall include, but not be limited to, the following: (i) cash (including certificates of deposit) and cash equivalents (net of any restricted cash), (ii) trade accounts receivable (net of doubtful accounts); (iii) prepaids (iv) inventory and (v) other current assets.
     “Adjusted Current Liabilities” means all of the liabilities of the Acquired Entities as of 12:01 a.m. (PST) on the Equity Closing Date that would be classified as “current liabilities” under GAAP, the net book value of which shall be determined using the same accounting methods, policies, practices, principles and procedures with consistent classifications that were used in the preparation of the 2009 Financial Statements, which liabilities shall include, but not be limited to, the following: (i) accounts payable and other accrued liabilities; (ii) accrued payroll, accrued vacation and other compensation expenses (including flexible time off (FTO), bonuses (other than those set forth on Schedule A), flexible spending accounts (FSA/DECAP), 401(k) withholding, health insurance reserve, and current payroll tax obligations), (iii) accrued taxes (including, but not limited to, income, sales and property taxes), (iv) all Severance Obligations in excess of $2,800,000, (v) the Dispute Letter Accrual, and (vi) accrued expenses and other current liabilities. Notwithstanding the foregoing, Adjusted Current Liabilities shall not include (w) the current portion of any Debt of the Acquired Entities, (x) any accrued and unpaid interest and any other accrued payment obligations with respect to Debt included in Company Debt (y) the Closing Costs, and (z) the Information Statement Fees.
     “Adjusted Net Working Capital” means Adjusted Current Assets minus Adjusted Current Liabilities. Attached hereto as Exhibit A is a sample computation of Adjusted Net Working Capital.

     “Affiliate” or “Affiliated” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.
     “Aggregate Transaction Consideration” means (i) $41,250,000, minus (ii) the Company Debt, minus (iii) all Closing Costs in excess of $2,000,000, minus (iv) the Purchase Price Adjustment (if any).
     “Breach” means (i) any breach, inaccuracy, failure to perform, failure to comply, conflict with, failure to notify when there is an obligation to provide notice, default, or violation or (ii) any other act, omission, event, occurrence or condition the existence of which would (A) permit any Person to accelerate any obligation or terminate, cancel, or modify any right or obligation or (B) require the payment of money or other consideration.
     “Business Day” means a day on which banks are ordinarily open for transaction of normal banking business in Los Angeles, California.
     “Closing Costs” means the sum of (i) the dollar amount of all out-of-pocket costs, fees and expenses of investment bankers, financial advisors, legal counsel and accountants incurred or payable by the Acquired Entities in connection with the negotiation, execution and consummation of the Transactions through the Equity Closing, plus (ii) the management bonuses set forth on Schedule A hereto, plus (iii) fifty percent (50%) of the premium for the D&O Tail Policy. For clarification purposes, if any such fees and expenses incurred through the Equity Closing are contingent or payable only upon the consummation of the Merger, such expenses will constitute Closing Costs hereunder notwithstanding that such fees or expenses may not be accrued under GAAP until the Merger Closing. Closing Costs shall not include the Information Statement Fees.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commercially Reasonable Best Efforts” means the efforts, time and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances in an effort to achieve such result as expeditiously as possible subject to then existing commercial realities.
     “Commitment” means (i) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or sell any Equity Interests it owns in another Person, (ii) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interests of a Person or owned by a Person, (iii) statutory preemptive rights or preemptive rights granted under a Person’s Organizational Documents, and (iv) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.
     “Company Debt” means the dollar amount of all Debt of the Acquired Entities outstanding as of the Equity Closing Date, which shall be set forth on the Closing Statement prepared pursuant to Section 2.3 hereof, including all accrued and unpaid interest relating thereto as of the Equity Closing Date, and any accrued late fees or other payment obligations with respect thereto and any and all penalties, premiums, or other breakage costs incurred as a result of payment of the Company Debt on the Equity Closing Date; provided that the Disputed Earn-Out Notes shall not be deemed Company Debt for purposes of this Agreement.
     “Company Option” means an option, warrant or other right to purchase shares of Company Common Stock.
     “Company Plans” means all plans and other arrangements that currently are in effect which provide compensation or benefits to current or former officers, directors, consultants, employees or leased employees of any Acquired Entity, including, without limitation, all “employee benefit plans” as defined in Section 3(3) of ERISA, and all bonus, stock option, stock purchase, incentive, phantom stock, deferred compensation, supplemental retirement, insurance, severance and other similar fringe or employee benefit plans, and all employment, consulting or executive compensation agreements covering any current or former officer, director, employee or consultant of any Acquired Entity or the beneficiaries or dependents of any such current or former officer, director, employee or consultant.
     “Company Subsidiaries” means each of the direct or indirect Subsidiaries of the Company as set forth on Schedule C.
     “Consent” means any consent, approval, notification, waiver, amendment or other similar action.
     “Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.
     “D&O Tail Policy” means a six (6) year run-off director and officer liability insurance policy, effective as of the Equity Closing, for the benefit of the directors and officers of the Company prior to the Equity Closing Date
     “DGCL” means the General Corporation Law of the State of Delaware as in effect as of the date hereof.
     “Damages” means all damages, losses, Liabilities, penalties, fines and expenses actually incurred and paid (including reasonable fees and expenses of outside attorneys) and Taxes with respect to the foregoing, but in any case excluding consequential, incidental and punitive damages, losses, lost profits, and Liabilities.
     “Debt” means indebtedness for borrowed money, including any bank debt or notes payable (including current portion), capitalized lease obligations, the deferred purchase price for assets or business acquired (including, without limitation, the maximum dollar amount due and payable in connection with any earn-out, escrow, holdback or contingent payment).
     “Deficit Working Capital” means the amount, if any, by which the Adjusted Net Working Capital of the Company at the Equity Closing is less than the Target Working Capital.

     “Disputed Earn-Out Notes” means those two (2) Earn-Out Promissory Notes, dated December 31, 2006, each in the principal amount of $150,000 issued to Douglas E. Tomblin, DVM and Thomas J. Bernhard, DVM, respectively, that are the subject of that certain litigation entitled Tomblin vs. XLNT Veterinary Care, Inc., etc., et. al, Case #37-2009-00067537 (San Diego Superior Court).
     “Encumbrance” means any chose, encumbrance, security interest, lien, easement, encroachment, covenant, condition, preemptive purchase right or option, adverse claim or restriction.
     “Equity Closing” means the closing of the Equity Purchase.
     “Equity Closing Date” means the date of the closing of the Equity Purchase.
     “Equity Interest” means (b) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and (c) any other direct equity ownership or participation in a Person.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Excess Closing Costs” means the amount, if any, by which the Closing Costs exceed $2,000,000.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “GAAP” means United States generally accepted accounting principles as in effect as of the date hereof.
     “Governmental Body” means any legislature, agency, bureau, department, commission, court, political subdivision, tribunal or other instrumentality of government whether local, state, federal or foreign.
     “Information Statement Fees” means the reasonable fees of outside legal counsel to the Special Committee of the Board of Directors of the Company incurred in connection with the preparation and filing of the Information Statement, as well as responding to any issues, questions and inquiries raised or initiated by the SEC through the date that the Information Statement is mailed to the Company’s shareholders in an amount estimated to be $150,000 and which shall will not exceed $200,000.
     “In-the-Money Company Option” means each Company Option that has an exercise price less than the quotient obtained by dividing (i) the Aggregate Transaction Consideration by (ii) the sum of (x) the number of shares of Company Common Stock issued and outstanding immediately prior to the Equity Closing (excluding any shares of Company Common Stock held as treasury shares), and (y) the number of shares of Company Common Stock issuable upon exercise of all Company Options issued and outstanding immediately prior to the Equity Closing determined pursuant to an iterative process beginning with all Company Options issued and outstanding immediately prior to the Equity Closing and continuing through successive iterations that exclude those Company Options with the then highest exercise price per share that is greater than the result obtained pursuant to clauses (i) and (ii) above in the immediately preceding iteration until such time as the exercise price per share with respect to each remaining outstanding Company Options is less than the result obtained pursuant to clauses (i) and (ii) above in the immediately preceding iteration
     “Law” means any applicable statute, rule, regulation, administrative requirement, code or ordinance of any Governmental Body, each as amended and now in effect.
     “Liability” or “Liable” means any liability or obligation, whether known or unknown, asserted or unasserted, direct or indirect, matured or unmatured, absolute or contingent, accrued or unaccrued, latent or patent, liquidated or unliquidated, or due or to become due.
     “Merger Expiration Date” means December 31, 2010; provided, however, that the same shall be extended for successive periods of one calendar month each in the event any Governmental Body continues to be engaged in any review or evaluation of the Transactions until such time as such review or evaluation is completed plus one calendar month thereafter, provided, further however that in no event shall the Merger Expiration Date be later than June 30, 2011.
     “Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.
     “Parties” means the Parent, Merger Sub, and the Company.
     “Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, entitlement, or other similar authorization required by any Law or Governmental Body.
     “Per Share Merger Consideration” means (i) the Aggregate Transaction Consideration plus the aggregate consideration paid or payable upon exercise of all issued and outstanding In-the-Money Company Options, divided by (ii) the sum of the number of shares of Company Common Stock issued and outstanding immediately prior to the Equity Closing plus the aggregate number of shares of Company Common Stock issuable upon exercise of all In-the-Money Company Options issued and outstanding immediately prior to the Equity Closing.
     “Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Body.
     “Purchase Price Adjustment” means the amount of the Deficit Working Capital, if any.
     “Representatives” means Persons acting on behalf of another Person, including such Person’s officers, directors, employees, representatives, agents, independent accountants, investment bankers and counsel.

     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Severance Obligations” means all severance and other similar payments (including without limitation, COBRA benefits) paid or payable to employees of the Acquired Entities in connection with the consummation of the Transactions, and including all Taxes paid or payable relating thereto.
     “Subsidiary” means, with respect to any Person: (i) any corporation of which more than ten percent (10%) of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (ii) any Person other than a corporation of which at least ten percent (10%) of the Equity Interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity are owned by such Person directly or through one or more other Subsidiaries of such Person.
     “Target Working Capital” means negative $750,000.
     “Tax” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, and (ii) any obligations under any Contracts with respect to any Tax described in clause (i) above.
     “Termination Date” means the date on which this Agreement is terminated pursuant to Section 7.1.
     “Transaction Documents” means this Agreement, the Stock Purchase Agreement, the Limited Releases (as defined in the Stock Purchase Agreement), the Proxies (as defined in the Stock Purchase Agreement) and each of the other documents, instruments and agreements to be executed, delivered, and performed in connection herewith and therewith, together with any exhibits or schedules constituting a part thereof.
     “Transactions” means all of the transactions contemplated by the Transaction Documents, including: (i) the sale of the shares of Company Common Stock, and Company Options pursuant to the terms of the Stock Purchase Agreement to Merger Sub; (ii) the Merger; (iii) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith; and (iv) the performance by Parent, Merger Sub, the Sellers (as defined in the Stock Purchase Agreement) and the Company of their respective covenants and obligations (pre- and post-closing, as applicable) under the Transaction Documents.

     The following additional terms are defined in the sections of the Agreement set forth across from such terms as set below:

Defined Term	Location of Definition

Agreement	Preamble
Asset Sale Transaction	Error! Reference source not found.
Closing Statement	Section 2.3
Company	Preamble
Company Common Stock	Recitals
Company Disclosure Schedule	ARTICLE IV
Company Stock Certificate	Section 2.9(c)
Converted Option Holder	Section 2.11(d)
Converted Option Merger Consideration	Section 2.11(b)
Converted Options	Section 2.11(b)
Dispute Letter	Error! Reference source not found. of the Company Disclosure Schedule
Dispute Letter Accrual	Error! Reference source not found. of the Company Disclosure Schedule
Dissenting Shares	Section 2.12
Effective Time	Section 2.4
Equity Purchase	Recitals
Information Statement	Section 5.2(a)
Merger	Recitals
Merger Certificate	Section 2.4
Merger Closing	Section 2.2
Merger Closing Date	Section 2.2
Merger Sub	Preamble
Parent	Preamble
Paying Agent	Section 2.10(a)
Preferred Stock	Section 4.4
Stockholder Consent	Recitals
Stockholders	Section 2.10(a)
Stock Purchase Agreement	Recitals
Surviving Corporation	Section 2.1

ARTICLE II.
THE MERGER
     Section 2.1. Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, in accordance with this Agreement and the DGCL, Merger Sub will be merged with and into the Company, Merger Sub’s separate corporate existence will cease, and the Company will continue as the surviving corporation and as a wholly owned Subsidiary of Parent. The Company as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation,” and references to the Company herein shall, for periods after the Effective Time, be deemed to be references to the Surviving Corporation.
     Section 2.2. Closing. The closing of the Merger (the “Merger Closing”) will take place, following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Merger (other than conditions with respect to actions the respective Parties will satisfy at the Merger Closing itself), at the offices of Akin Gump Strauss Hauer & Feld LLP, Century Tower Plaza, 2029 Century Park East, Suite 2400, Los Angeles, California, commencing at 9:00 a.m. (PST) on the later to occur of (i) the 1st day of the month following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Merger (other than conditions with respect to actions the respective Parties will satisfy at the Merger Closing itself), and (ii) the twenty-first (21st) day after delivery of the Information Statement to the Company’s Stockholders, or such other date as the Parties may mutually determine (the “Merger Closing Date”).
     Section 2.3. Closing Statement. At least ten (10) days prior to the expected Equity Closing Date, the Company shall prepare and deliver to Parent a written statement, dated as of the date of delivery, setting forth the Company’s good faith estimate of the Company Debt, the Closing Costs and the Purchase Price Adjustment as of the Equity Closing Date, prepared in reasonable detail as requested by Parent (the “Closing Statement”) in the form of Exhibit B. The Closing Statement shall be subject to review by Parent and Parent shall give notice of any exceptions regarding the Closing Statement no later than two (2) days prior to the Equity Closing Date and in the absence of any such notice the Closing Statement as delivered by the Company shall be conclusive and binding upon the Parties for purposes of the Merger Closing. Parent and the Company shall negotiate in good faith to resolve any exceptions Parent may have to the Closing Statement, but in the absence of such agreement the Closing Statement, as modified by Parent, shall be conclusive and binding upon the Parties for purposes of the Merger Closing unless the difference between the Closing Statement submitted by the Company and the Closing Statement as modified by Parent is greater than $25,000, in which case the mid-point between the two positions shall be used for purposes of the Merger Closing. In reviewing the Closing Statement, Parent shall have the right to discuss such matters with the Company and its Representatives and to review the work papers, schedules, memoranda, and other documents, including third party payoff schedules the Company and its Representatives prepared or reviewed in determining each of the items set forth on the Closing Statement.
     Section 2.4. Payments and Deliveries at the Merger Closing. On the Merger Closing Date, the Parties will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (or like instrument) substantially in the form of Exhibit C (the “Merger Certificate”), in accordance with the DGCL. The Parties shall file such other documents with the Secretary of State of the State of Delaware as may be required by the provisions of the DGCL and as are necessary to cause the Merger to become effective. The date and time the Merger becomes effective will be as specified in the Merger Certificate or as otherwise provide in accordance with the DGCL and is referred to as the “Effective Time.” In addition at the Merger Closing:
          (a) The Company will deliver to Parent:
               (i) An officer’s certificate, substantially in the form of Exhibit D, duly executed on the Company’s behalf, as to whether each condition to be satisfied by the Company specified in Section 6.1 and Section 6.2 has been satisfied as of the Merger Closing Date.
               (ii) A secretary’s certificate, substantially in the form of Exhibit E, duly executed on the Company’s behalf.
          (b) Parent will deliver to the Company:
               (i) A secretary’s certificate, substantially in the form of Exhibit F, duly executed on Parent’s behalf.
          (c) The Parties shall also deliver to each other any agreements, closing certificates and other documents and instruments required to be delivered pursuant to this Agreement.
     Section 2.5. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of the Company and the Company Subsidiaries, the officers and directors of the Company, Parent, and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and the Company and Parent will cause them to take, all such lawful and necessary action.
     Section 2.6. Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the DGCL. At the Effective Time all of the Company’s and Merger Sub’s property, rights, privileges, powers, and franchises will vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Merger Sub will become the Surviving Corporation’s debts, liabilities, duties and obligations.
     Section 2.7. Charter and Bylaws. Unless Parent otherwise determines, at the Effective Time, the Merger Sub’s certificate of incorporation will be the Surviving Corporation’s certificate of incorporation until thereafter amended as provided by Law and such certificate of incorporation. The Merger Sub’s bylaws, as in effect immediately prior to the Effective Time, will be the Surviving Corporation’s bylaws until thereafter amended.
     Section 2.8. Directors and Officers. Merger Sub’s directors and officers immediately prior to the Effective Time will be the Surviving Corporation’s initial directors and officers.

     Section 2.9. Effect on Capital Stock. At the Effective Time, because of the Merger and without any action on the part of Parent, Merger Sub, or the Company:
          (a) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Common Stock or Company Option that Merger Sub, Parent, the Company or any direct or indirect wholly-owned Subsidiary of Merger Sub, Parent or the Company owns, or holds in treasury, immediately prior to the Effective Time will be canceled and extinguished without conversion.
          (b) Common Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Merger Sub’s common stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid, and nonassessable share of the Surviving Corporation’s common stock. Each stock certificate of Merger Sub evidencing ownership of any such shares will from and after the Effective Time evidence ownership of shares of the Surviving Corporation’s common stock.
          (c) Conversion of Company Common Stock. Subject to Section 2.12, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive an amount in cash equal to the Per Share Merger Consideration, without interest, payable to the holder thereof, less any required withholding taxes, upon surrender of the certificate formerly representing such shares of Company Common Stock (“Company Stock Certificate”) in the manner provided in Section 2.10. All such shares of Company Common Stock, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and the holder of a Company Stock Certificate that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Company Stock Certificate, the Per Share Merger Consideration without interest except as provided in Section 2.12.
          (d) Rights Prior to Surrender, Stock Splits, etc. and Stock Transfer Books. Until surrendered as contemplated by Section 2.10, each Company Stock Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amounts provided for in this Section 2.9, except as provided in Section 2.12. If between the date hereof and the Effective Time the outstanding shares of Company Common Stock are changed into a different number of shares or a different class, because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the amounts provided for in this Section 2.9 with respect to such class of Company Common Stock will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. After the Effective Time, the Company’s stock transfer books will be closed and there will be no further transfers of shares of Company Common Stock following the Effective Time. If, at or after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation, they will be canceled and exchanged in accordance with this Agreement.

     Section 2.10. Surrender of Certificates.
          (a) Surrender of Certificates. At the Effective Time, the Surviving Corporation shall irrevocably deposit or cause to be deposited with a paying agent appointed by Parent (the “Paying Agent”), as agent for the holders of shares of Company Common Stock to be cancelled in accordance with Section 2.9, cash in the aggregate amount required to pay the aggregate amount of the Per Share Merger Consideration payable on the shares of Company Common Stock outstanding immediately prior to the Effective Time. Pending distribution pursuant to Section 2.10(b) of the cash deposited with the Paying Agent, such cash shall be held in trust for the benefit of the holders of shares of Company Common Stock converted pursuant to the Merger and such cash shall not be used for any other purposes. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Per Share Merger Consideration payable on shares of Company Common Stock pursuant to Section 2.9 hereof (the “Stockholders”), a form of letter of transmittal in the form of Exhibit G attached hereto and instructions for use in effecting the surrender of shares of Company Common Stock pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Company Stock Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration payable on shares of Company Common Stock for each share of Company Common Stock formerly evidenced by such Company Stock Certificate and such Company Stock Certificate shall thereupon be cancelled. No interest shall accrue or be paid on the Per Share Merger Consideration payable upon the surrender of any Company Stock Certificate for the benefit of the holder of such Company Stock Certificate and any required withholding taxes on the Per Share Merger Consideration payable on shares of Company Common Stock may be withheld by Parent, the Surviving Corporation, or the Paying Agent. All interest accrued in respect of the cash deposited with the Paying Agent shall accrue to the benefit of and be paid to the Surviving Corporation.
          (b) After surrender to the Paying Agent of any Company Stock Certificate or other instrument which prior to the Effective Time shall have represented any share of Company Common Stock, the Paying Agent shall, promptly distribute to the Person in whose name such Company Stock Certificate or other instrument shall have been registered, a check representing the Per Share Merger Consideration payable on shares of Company Common Stock that such Person has the right to receive pursuant to the provisions of this Section 2.10. Until so surrendered and cancelled, each such Company Stock Certificate or other instrument shall, after the Effective Time, be deemed to represent only the right to receive the Per Share Merger Consideration payable on shares of Company Common Stock, and until such surrender and cancellation, no cash shall be paid to the holder of such outstanding Company Stock Certificate or other instrument in respect thereof. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease, except for Dissenting Shares and otherwise as required by law, to have any rights with respect to such shares of Company Common Stock, other than the right to receive the Per Share Merger Consideration payable on shares of Company Common Stock as provided in this Agreement.

          (c) If payment is to be made to a Person other than the registered holder of the shares of Company Common Stock represented by the Company Stock Certificate or other instrument so surrendered in exchange therefor, it shall be a condition to such payment that the Company Stock Certificate or other instrument so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares of Company Common Stock or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.
          (d) If any cash deposited with the Paying Agent for purposes of payment in exchange for the shares of Company Common Stock remains unclaimed six (6) months after the Effective Time, such cash shall be returned to the Surviving Corporation, upon demand, and any such holder who has not converted the shares of Company Common Stock into the Per Share Merger Consideration payable on shares of Company Common Stock pursuant to this Agreement prior to that time shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration payable on shares of Company Common Stock. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of shares of Company Common Stock for any amount paid to a public official pursuant to applicable unclaimed property laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock or Converted Options seven (7) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.
          (e) Any portion of the Per Share Merger Consideration made available to the Paying Agent to pay for shares of Company Common Stock for which dissenters’ rights have been perfected as provided in Section 2.12 shall be returned to the Surviving Corporation upon demand.
          (f) In the event that any Company Stock Certificate or other instrument representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or other instrument to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such holder of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Stock Certificate or other instrument, the Paying Agent will issue in exchange for and in lieu of such lost, stolen or destroyed certificate or other instrument representing shares of Company Common Stock, the applicable Per Share Merger Consideration payable on shares of Company Common Stock, pursuant to this Agreement and the Merger, without interest and less any required withholding taxes.
          (g) All Per Share Merger Consideration payable on shares of Company Common Stock will be deemed to have been issued in full satisfaction of all rights pertaining to shares of Company Common Stock.

     Section 2.11. Stock Options and Warrants.
          (a) Each Company Option that is not an In-the-Money Company Option shall be cancelled at the Effective Time, without any payment or other consideration therefore.
          (b) All In-the-Money Company Options (the “Converted Options”), whether vested or not vested, shall be cancelled at the Effective Time, and, in lieu thereof, shall be converted into the right to receive, per share of Company Common Stock issuable upon exercise in full of such In-the-Money Company Option, a cash payment equal to the excess of the Per Share Merger Consideration for shares of Company Common Stock subject to the Converted Option, if such Converted Option were exercised in full, over the aggregate exercise price payable upon exercise in full of such Converted Option, as reduced by any required tax withholdings (collectively, the “Converted Option Merger Consideration”).
          (c) Prior to the Effective Time, the Company shall take all steps necessary to make any amendments to the terms of such stock option plans, individual option agreements or Options that are necessary to give effect to the Transactions contemplated by this Agreement. At or prior to the Effective Time, the Company shall take all reasonable and necessary action to facilitate the timely exercise of rights and obligations to effectuate the provisions of this Section 2.11.
          (d) At the Effective Time, the Surviving Corporation shall deliver to the Paying Agent a list of the names and addresses of the holders of the Converted Options (the “Converted Option Holders”) and, with respect to each Converted Option, deposit or cause to be deposited with the Paying Agent the aggregate amount of the Converted Option Merger Consideration payable on the Converted Options. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Converted Option Holder a letter of transmittal and instruction in the form of Exhibit G attached hereto, for use in obtaining payment of the Converted Option Merger Consideration to which such Converted Option Holder is entitled. Upon delivery to the Paying Agent such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, together with such option agreement, warrant or other instrument which prior to the Effective Time shall have represented any Company Option, and such other documents as may be required pursuant to such instructions, the Converted Option Holder shall be entitled to receive in exchange for the Converted Option held the Converted Option Merger Consideration to which such Converted Option Holder is entitled. No interest shall accrue or be paid on the Converted Option Merger Consideration payable with respect to any Converted Option and any required withholding taxes on the Converted Option Merger Consideration payable on the Converted Options may be withheld by Parent, the Surviving Corporation, or the Paying Agent. All interest accrued in respect of the cash deposited with the Paying Agent shall accrue to the benefit of and be paid to the Surviving Corporation.
          (e) From and after the Effective Time, other than as expressly set forth in this Section 2.11 or any written agreement between the Company, the Parent and the holders of Company Options outstanding immediately prior to the Effective Time, no holder of Company Options shall have any rights with respect to such Company Options, other than to receive the

Converted Option Merger Consideration, if any payable thereon as provided herein. The surrender of any Company Option, the delivery of any letter of transmittal, or the receipt of cash in cancellation of such Company Option by the holder of such Company Option shall be deemed a release of any and all rights the holder of such Company Option had or may have had in respect of such Company Option except as expressly provided by this Agreement.
          (f) All Converted Option Merger Consideration payable on Converted Options will be deemed to have been issued in full satisfaction of all rights pertaining to the Converted Options.
     Section 2.12. Shares of Dissenting Stockholders. Notwithstanding Section 2.9(c) hereof, to the extent that holders of shares of Company Common Stock are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Per Share Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall cease to have any rights with respect thereto, except the right to receive such consideration as shall be determined pursuant to the DGCL); provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Per Share Merger Consideration without any interest thereon and such shares shall not be deemed to be Dissenting Shares. Any payments required to be made with respect to the Dissenting Shares shall be made by the Surviving Corporation (and not the Company, Merger Sub Parent) and the Aggregate Transaction Consideration shall be reduced, on a dollar for dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Merger Closing Date. The Company will give Parent (a) prompt notice of any written demands for the exercise of dissenters or appraisal rights, withdrawals of demands for the exercise of dissenters or appraisal rights and any other instruments served under the DGCL, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for exercise of dissenters or appraisal rights under the DGCL. The Company will not voluntarily make any payment with respect to any purchase demands and will not, except with Parent’s prior written consent, settle or offer to settle any such demands.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
     Parent and Merger Sub represent and warrant to the Company as follows:
     Section 3.1. Entity Status. Each of Parent and Merger Sub is an entity duly created, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its creation, formation or organization.

     Section 3.2. Power and Authority; Enforceability. Parent and Merger Sub have the corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which they are a party, and to perform and consummate the Transactions. Parent and Merger Sub have taken all action necessary to authorize the execution and delivery of each other Transaction Document to which they are a party, the performance of Parent’s and Merger Sub’s obligations thereunder, and the consummation of the Transactions. This Agreement and each other Transaction Document has been duly authorized, executed and delivered by Parent or Merger Sub, if Parent or Merger Sub is a party thereto, and constitutes the legal, valid and binding obligation of Parent or Merger Sub, if a party thereto, enforceable against Parent or Merger Sub, if a party thereto, in accordance with its terms, in each case subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally, general principles of equity, the discretion of courts in granting equitable remedies and matters of public policy.
     Section 3.3. No Violation. The execution and the delivery of the Transaction Documents to which Parent or Merger Sub is a party and the performance and consummation of the Transactions by Parent or Merger Sub do not and will not (with or without the passage of time or the giving of notice) (i) Breach any Law to which Parent or Merger Sub is subject or any provision of Parent’s or Merger Sub’s Organizational Documents, (ii) Breach in any material respect any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound, (iii) require any Consent, except (A) any SEC and other filings required to be made by Parent or Merger Sub and (B) any notifications or filings to any relevant state or federal regulatory agencies, or (iv) Breach any resolution adopted by the board of directors or the stockholders of Parent or Merger Sub, or (v) give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Law to which Parent or Merger Sub may be subject.
     Section 3.4. Consents. No Consent of or filing with any Governmental Body or other Person is required in connection with the execution or performance of this Agreement or the other Transaction Documents by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Transactions except for such Consents or filings which have been obtained as of the date hereof or as to which the failure to obtain or make would not adversely affect Parent’s or Merger Sub’s ability to consummate the Transactions in any material respect.
     Section 3.5. Sufficient Funds. As of (i) the date hereof, and (ii) the Merger Closing Date, Merger Sub has and will have sufficient funds to consummate the Transactions.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
     Except as is provided in the disclosure letter delivered in connection with the execution and delivery of the Stock Purchase Agreement by the Company (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

     Section 4.1. Corporate Status. Each Acquired Entity is an entity duly created, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its creation, formation or organization.
     Section 4.2. Power and Authority; Enforceability. The Company has the corporate power and authority to execute and deliver this Agreement, the Stock Purchase Agreement and each other Transaction Document to which it is a party and to perform and consummate the Merger and the Transactions. The Company has taken all action necessary to authorize the execution and delivery of this Agreement, the Stock Purchase Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the Transactions. Without limiting the generality of the foregoing, the board of directors of the Company, at a meeting duly called and held, unanimously adopted resolutions (a) determining that the Merger is fair and in the best interests of the Company, the Stockholders of the Company and the holders of Company Options, (b) approving and declaring advisable this Agreement, the Stock Purchase Agreement and the Transaction Documents to which the Company is a party, the Merger and the Transactions, (c) directing that this Agreement and the Merger be submitted to the Company’s Stockholders for their adoption and approval, and (d) recommending that the Company’s Stockholders vote or provide a written consent in favor of the adoption of this Agreement and the approval of the Merger and the consummation of the Transactions. The Stockholder Consent has been obtained in accordance with applicable Law and is the only vote or approval of the holders of any class or series of capital stock of the Company and any Acquired Entity which is necessary to adopt this Agreement, the Stock Purchase Agreement and approve and consummate the Merger and the Transactions. This Agreement, the Stock Purchase Agreement and each other Transaction Document to which the Company is a party has been duly authorized, executed and delivered by, the Company, and constitutes the legal, valid and binding obligation of the Company, if a party thereto, and is enforceable against the Company in accordance with its terms, in each case subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally, general principles of equity, the discretion of courts in granting equitable remedies and matters of public policy.
     Section 4.3. No Violation. The execution and the delivery by the Company of this Agreement, the Stock Purchase Agreement and the Transaction Documents to which the Company is a party and the performance of the Company’s obligations thereunder, and consummation of the Transactions by the Company will not (a) Breach any Law to which any Acquired Entity is subject or any provision of the Organizational Documents of any Acquired Entity, (b) Breach any Contract identified on Section 5.18(a) of the Company Disclosure Schedule, or Permit listed on Section 5.13(b) of the Company Disclosure Schedule, (c) other than as set forth on Section 5.3 of the Company Disclosure Schedule, require any Consent, (d) Breach any resolution adopted by the board of directors or the Stockholders of the Company, (e) give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Law to which the Acquired Entities may be subject, or (f) result in the imposition or creation of any Encumbrance upon or with respect to any of assets of the Acquired Entities.
     Section 4.4. Capitalization. The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock, par value $0.0001 per share, and 10,000,000 shares of the Company’s preferred stock, par value $0.0001 per share (the “Preferred Stock”). As of the close of business on the date of this Agreement, (i) 23,753,460 shares of Company Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, and (iii) 1,361,574 shares of Company Common Stock were held as treasury shares. As of the close of business on the date of this Agreement there were (A) 2,349,013 shares of Company Common Stock authorized and reserved for future issuance under any Company Plans, (B) 17,589,147 shares of Company Common Stock authorized and reserved for issuance upon conversion of convertible notes, and (C) 19,578,275 shares of Company Common Stock authorized and reserved for issuance upon exercise of Company Options. No Equity Interests or Commitments have been issued, reserved for issuance or are outstanding, other than or pursuant to the Company Options and convertible notes referred to above that are outstanding as of the date of this Agreement. Except as set forth on Section 5.4 of the Company Disclosure Schedule, there are no Contracts with respect to the voting or transfer of the Company’s Equity Interests. Other than as set forth on Section 5.4 of the Company Disclosure Schedule, no Commitments exist or are authorized with respect to the Equity Interests of the Company and no Commitments will arise in connection with the Transactions.
ARTICLE V.
COVENANTS
     The Parties agree as follows with respect to the period between the execution of this Agreement and the earlier of the Equity Closing and the Termination Date, unless otherwise stated:
     Section 5.1. General. Each Party will use its Commercially Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate, make effective, and comply with all of the terms of this Agreement and the Transactions including satisfaction of all of the conditions to Equity Closing for which it is responsible or otherwise controls as set forth in ARTICLE VI.
     Section 5.2. Information Statement.
          (a) Covenants of the Company with Respect to the Information Statement. The Company shall prepare and shall cause to be filed with the SEC on the Equity Closing Date an information statement (together with any amendments thereof or supplements thereto, the “Information Statement”) in form and substance reasonably satisfactory to the Parent, relating to the adoption and approval by written consent of this Agreement and the Merger. The Company shall use its Commercially Reasonable Best Efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Information Statement. The Company shall promptly notify the Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement. The Company shall consult with the Parent prior to responding to any such comments or requests or filing any amendment or supplement to the Information Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives on the one hand and the SEC and its staff on the other hand. None of the information with respect to the Company or its Subsidiaries to be included in the Information Statement will, at the time of the mailing of the Information Statement or any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Information Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.
          (b) Covenants of the Parent with Respect to the Information Statement. None of the information with respect to the Parent, Merger Sub or their respective subsidiaries specifically provided in writing by the Parent or any person authorized to act on its behalf for inclusion in the Information Statement will, at the time of the mailing of the Information Statement or any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (c) Cooperation. The Company and the Parent shall cooperate and consult with each other in preparation of the Information Statement. Without limiting the generality of the foregoing, the Parent will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement. Notwithstanding anything to the contrary stated above, prior to filing and mailing the Information Statement or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall discuss with the other party and include in such document or response, comments reasonably and promptly proposed by the other party. The Company and the Parent shall use their Commercially Reasonable Best Efforts to respond to any comments from the SEC within seven calendars days of receipt thereof.
          (d) Mailing of Information Statement; Amendments. Within five (5) days after the Information Statement has been cleared by the SEC, the Company shall mail the Information Statement to the holders of shares of Company Common Stock as of the date of the Written Consent. All documents that each of the Company and the Parent is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of NASDAQ.
ARTICLE VI.
CLOSING CONDITIONS
     Section 6.1. General Conditions. The obligations of the Parties to effect the Merger Closing shall be subject to the satisfaction of the following conditions unless waived in writing by Parent and the Company:
          (a) No Injunction. No Law or order, injunction, judgment, decree, ruling, assessment, or award shall have been enacted, entered, issued or promulgated by any Governmental Body (and be in effect) which prohibits the consummation of the Merger or any of the other Transactions.

          (b) Legal Proceedings. No Governmental Body shall have initiated proceedings to restrain or prohibit the Merger or any of the other Transactions or force rescission, unless such Governmental Body shall have withdrawn and abandoned any such proceedings prior to the time which otherwise would have been the Merger Closing Date.
          (c) Regulatory Approval. All regulatory approvals or waivers required to consummate the Transactions shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.
          (d) Equity Purchase Closing. The closing of the Equity Purchase shall have occurred in accordance with the terms and conditions of the Stock Purchase Agreement.
     Section 6.2. Conditions Precedent to Obligation of Parent and Merger Sub. Parent’s and Merger Sub’s obligation to consummate the Merger Closing is subject to the satisfaction on or prior to the Merger Closing Date of each condition precedent listed below, any of which may be waived in writing by Parent and/or Merger Sub.
          (a) Accuracy of Representations and Warranties of the Company. All representations and warranties of the Company set forth in Section 4.4 shall have been accurate and complete in all respects on the date when made and on the Merger Closing Date with the same effect as if made on and as of the Merger Closing Date, without giving effect to any supplements to the Company Disclosure Schedule.
ARTICLE VII.
TERMINATION
     Section 7.1. Termination of Agreement. The Parties may terminate this Agreement upon written notice thereof to each of the other Parties hereto and the Transactions may be abandoned at any time prior to the Merger Closing Date as provided below:
          (a) by the mutual written consent of Parent and the Company; or
          (b) by Parent if the Stock Purchase Agreement has been terminated or expired or if any Action seeking to prohibit, restrain, invalidate or collect Damages as a result of the consummation of the Equity Purchase, the Merger or the other Transactions is pending; or
          (c) by Parent if any of the conditions provided for in Section 6.1 or Section 6.2 of this Agreement has not been satisfied on or before the Merger Expiration Date or shall have become incapable of satisfaction or fulfillment on or before the Merger Expiration Date (other than as a result of a Breach of this Agreement by Parent) and Parent has not waived such conditions; or
          (d) by the Company if any of the conditions provided for in Section 6.1 of this Agreement has not been satisfied on or before the Merger Expiration Date or shall have become incapable of satisfaction or fulfillment on or before the Merger Expiration Date (other than as a result of a Breach of this Agreement by the Acquired Entities) and the Company has not waived such conditions; or

          (e) by Parent, if prior to the Equity Closing Date the board of directors of the Company (i) withdraws, modifies or changes its recommendation of this Agreement, the Stock Purchase Agreement or the Merger in a manner adverse to Parent or shall have resolved pursuant to valid board action to do any of the foregoing, or (ii) shall have recommended to the Stockholders of the Company any Acquisition Proposal or resolved by valid board action to do so.
     Section 7.2. Effect of Termination. Except for the obligations under this ARTICLE VII and ARTICLE VIII, if this Agreement is terminated under Section 7.1, then all further obligations of the Parties under this Agreement will terminate. Except as otherwise set forth herein, such termination shall be without liability of any Party to any other Party; provided, however that notwithstanding the foregoing, such termination shall not relieve any Party of Liability for any Breach of this Agreement which occurs prior to termination.
ARTICLE VIII.
MISCELLANEOUS
     Section 8.1. Entire Agreement. The Transaction Documents, together with the exhibits and schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitute the entire agreement and understanding of the Parties in respect of the subject matter contemplated thereby and supersede all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter thereof or the Transactions. Except as expressly contemplated by ARTICLE VII, there are no third party beneficiaries having rights under or with respect to this Agreement.
     Section 8.2. Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors.
     Section 8.3. Assignments. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Parent and the Company; provided, however, that Parent may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Parent nonetheless will remain responsible for the performance of all of its obligations hereunder).
     Section 8.4. Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three (3) Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
If to Parent, Merger Sub and after the Merger Closing to the Company:
VCA Antech, Inc.
12401 West Olympic Boulevard
Los Angeles, California 90064-1022

Attn: Chief Financial Officer
Tel: (310) 571-6505
Fax: (310) 571-6905
Copy to (which will not constitute notice):
Akin Gump Strauss Hauer & Feld LLP
Century Tower Plaza, 2029 Century Park East, Suite 2400
Los Angeles, CA 90067
Attn: Frank Reddick
Tel: (310) 229-1000
Fax: (310) 229-1001
If to the Company (prior to Merger Closing):
Pet DRx Corporation
215 Centerview Drive, Suite 360
Brentwood, Tennessee
Attn: Chief Executive Officer
Tel: (615) 369-1914
Fax: (404) 365-0107
Copy to (which will not constitute notice):
Bryan Cave LLP
1201 W. Peachtree Street, 14th Floor
Atlanta, Georgia 30309-3488
Attn: Rick Miller
Tel: (404) 572-6787
Fax: (404) 420-0787
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     Section 8.5. Submission to Jurisdiction; Process Agent. Each Party submits to the jurisdiction of any federal or state court located in Delaware, in any Action arising out of or relating to this Agreement and agrees that all claims in respect of the Action may be heard and determined in any such court. Each Party also agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each Party agrees that a final judgment in any Action so brought will be conclusive and may be enforced by Action on the judgment or in any other manner provided at Law or in equity. Each Party waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
     Section 8.6. Time. Time is of the essence in the performance of this Agreement.
     Section 8.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.
     Section 8.8. Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
     Section 8.9. Governing Law. This Agreement and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of Law principles.
     Section 8.10. Amendments and Waivers. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Parent and the Company. Neither any failure nor any delay by any Party in exercising any right, power or privilege under the Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the Transaction Documents can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in the Transaction Documents.
     Section 8.11. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Body, arbitrator or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its overall objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced or revised form, such provision will then be enforceable and will be enforced.
     Section 8.12. Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions including all fees and expenses of agents, Representatives, financial advisors, legal counsel and accountants.

     Section 8.13. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law will be deemed also to refer to such Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation” unless preceded by a negative predicate. Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached will not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty, or covenant.
     Section 8.14. Remedies. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at Law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.
     Section 8.15. Electronic Signatures.
          (a) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et. seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party will be deemed to have executed a Transaction Document or other document contemplated thereby (including any amendment or other change thereto) unless and until such Party shall have executed such Transaction Document or other document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate such Transaction Document or such other document contemplated.
          (b) Delivery of a copy of a Transaction Document or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PET DRX CORPORATION
By:	/s/ Gene E. Burleson
	Name:	Gene E. Burleson
	Title:	Chief Executive Officer

VCA ANTECH, INC.
By:	/s/ Robert L. Antin
	Name:	Robert L. Antin
	Title:	President & CEO

SNOW MERGER ACQUISITION, INC.
By:	/s/ Robert L. Antin
	Name:	Robert L. Antin
	Title:	President & CEO

Signature page to Merger Agreement